Exhibit 99.2

 ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto included in Item 8 of this Form 10-K.

General Business Overview

Headquartered in St. Louis, Missouri, we are a leading global manufacturer and marketer of a variety of high-performance chemical and engineered materials that are used in a broad range of consumer and industrial applications.  In the first quarter of 2008, we realigned our segment reporting to four segments from our former two segment reporting structure as further described in Note 25 to the accompanying consolidated financial statements.  These four segments are SAFLEX®, CPFilms, Technical Specialties and Integrated Nylon.  The major products by reportable segment are as follows:

Reportable Segment	Products
SAFLEX®	•SAFLEX® plastic interlayer •Specialty intermediate Polyvinyl Butyral resin and plasticizer
CPFilms	•LLUMAR®, VISTA®, GILA® and FORMULA ONE PERFORMANCE AUTOMOTIVE FILMS® professional and retail window films •Other enhanced polymer films for industrial customers
Technical Specialties
•CRYSTEX® insoluble sulphur
•SANTOFLEX® antidegradants
•SANTOCURE® and PERKACIT® primary accelerators
•THERMINOL® heat transfer fluids
•SKYDROL® aviation hydraulic fluids
•SKYKLEEN® brand of aviation solvents

Integrated Nylon	•Nylon intermediate “building block” chemicals •Nylon polymers, including VYDYNE® and ASCEND® •Carpet fibers, including the WEAR-DATED® and ULTRON® brands •Industrial nylon fibers

On December 17, 2003 we and 14 of our domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in order to address the legacy liabilities for litigation, environmental remediation and certain postretirement benefits and liabilities under operating contracts assumed at the time of the spinoff from Pharmacia.  An overview of our bankruptcy proceedings and reorganization strategy appears below.

Bankruptcy Proceedings and Reorganization Strategy

As part of our reorganization, our senior leadership team developed and executed a reorganization strategy focused on four principal objectives to address the factors that led to the bankruptcy filing, maximize the value of our businesses, and enable us to thrive after emergence from bankruptcy.  This reorganization strategy focused on:

•	managing our businesses to enhance financial and operating performance including the utilization of the tools of Chapter 11;
•	making changes to our asset portfolio to focus on high-potential businesses that could consistently deliver returns in excess of their cost of capital;
•	achieving a reallocation of the Legacy Liabilities; and
•	negotiating an appropriate capital structure.

Throughout the reorganization period, execution of this strategy has manifested itself via the completion of numerous initiatives, such as:

•	launching of a series of cost reduction initiatives targeted to streamline operations and eliminate redundancy;
•	closure or divestiture of certain non-core and underperforming businesses;

•	conversion of industrial and carpet fiber assets to manufacture higher value nylon 6,6 for a growing plastics market;
•	renegotiation of certain commercial contracts to provide for raw material price pass through; and
•
reduction of our liability exposure by freezing domestic pension liabilities, curtailing our domestic other postretirement benefit programs and making significant contributions to our domestic pension plan;

In 2007, we continued our progress in executing this strategy and, therefore, fully position ourselves to emerge from bankruptcy protection.  Specifically, the acquisition of Akzo Nobel’s 50% interest in the Flexsys joint venture (the “Flexsys Acquisition”) and the divestiture of DEQUEST®, our water treatment phosphonates business, corresponds with our objective to improve our asset portfolio; the settlement of claims with constituents that materially impacted our progress toward emergence was completed; resolution of the allocation of Legacy Liabilities, which significantly reduces our liability exposure and clearly defines our environmental and other postretirement benefit obligations moving forward was achieved; and a comprehensive settlement with all of the major constituents in our bankruptcy case, which became the basis of our Fifth Amended Joint Plan of Reorganization (the “Plan”), was accomplished.

On October 15, 2007, we filed the Plan and the related Fifth Amended Disclosure Statement (the “Disclosure Statement”) with the Bankruptcy Court.  As noted above, the Plan is based on a comprehensive settlement with all of the major constituents in our bankruptcy case which includes the following parties:  Monsanto, noteholders controlling at least $300 million in principal amount of the 2027/2037 notes, the Official Committee of General Unsecured Creditors, the Official Committee of Retirees, the Official Committee of Equity Security Holders and the Ad Hoc Trade Committee.  The Disclosure Statement was approved by the Bankruptcy Court on October 19, 2007 and was then sent to our creditors and equity interest holders to solicit approval of the Plan.  After votes were received and tabulated, a hearing was held before the Bankruptcy Court on November 29, 2007 at which hearing the Plan was approved.  Also, on November 21, 2007, the Bankruptcy Court entered its Order approving our entry into the Exit Financing Facility Commitment Letter dated October 25, 2007 by and between Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc. (collectively, the “Lenders”) to provide us with $2.0 billion in exit financing.  On January 22, 2008, the Lenders informed us they were refusing to provide the funding, asserting that there has been an adverse change in the markets since entering into the commitment.  We disagreed with their assertion and, on February 6, 2008, we filed a complaint in the Bankruptcy Court seeking a court order requiring the Lenders to meet their commitment and fund our exit from bankruptcy.  On February 25, 2008 we reached an agreement with the Lenders on the terms of a revised exit financing package.  The Bankruptcy Court approved the revised exit financing package on February 26, 2008 finding that the revisions are substantially consistent with the order confirming our Plan.  Accordingly, we are currently scheduled to emerge from Chapter 11 on February 28, 2008.  In the event the Lenders do not fund the exit financing for any other reason, it is not certain that we can extend our DIP credit facility and, if we can extend it, at what cost.

The Plan and Disclosure Statement provide for, among other things, the reallocation of certain Legacy Liabilities among us, Monsanto and Pharmacia and sets forth the distribution, if any, that various constituencies in the Chapter 11 Cases would receive under the Plan.  In addition, the Plan provides for $250 million of new investment in reorganized Solutia, which a group of our creditors has committed to backstop.  See Note 1 to the accompanying consolidated financial statements for further description of the Plan and Disclosure Statement, as well as a summary of developments in our ongoing Chapter 11 bankruptcy case.

Summary Results of Operations

The discussion below and accompanying consolidated financial statements have been prepared in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), and on a going concern basis, which assumes the continuity of operations and reflects the realization of assets and satisfaction of liabilities in the ordinary course of business.  However, as a result of the Chapter 11 bankruptcy proceedings, such realization of assets and liquidation of liabilities are subject to a significant number of uncertainties.

Our net sales and operating income are as follows for the years ended December 31:

(dollars in millions)	2007	2006	2005

Net Sales	$3,535	$2,795	$2,645

Operating Income:
Reportable Segment Profit (a)	$404	$244	$248
Corporate Expenses and Other Operations	(62)	(35)	(53)
Less: Depreciation and Amortization	(116)	(109)	(109)
Less: LIFO adjustment	(30)	(3)	(39)
Less: Equity Earnings from Affiliates and Other Income included in Segment Profit	(6)	(10)	(10)

Operating Income	$190	$87	$37
Net Gains (Charges) included in Operating Income	$(9)	$7	$(14)

(a) See Note 24 to the accompanying consolidated financial statements for description of the computation of reportable segment profit.

The $740 million, or 26 percent, increase in net sales in 2007 resulted from the Flexsys Acquisition, which was completed on May 1, 2007, higher sales volumes, increased selling prices, the effect of favorable exchange rate fluctuations and higher gains (see the Results of Operations and Summary of Events Affecting Comparability sections below for a more detailed discussion of charges and gains affecting operating income).  Prior to May 1, 2007, the results of Flexsys were accounted for using the equity method and recorded as Equity Earnings from Affiliates on the Consolidated Statement of Operations.  The 2007 effect of the Flexsys Acquisition was an increase in net sales of 17 percent.  The remaining 9 percent increase in net sales was a result of higher average selling prices of 4 percent, higher sales volumes of 4 percent, and favorable exchange rate fluctuations of 1 percent.  Our net sales for 2006 increased by $150 million, or 6 percent, as compared to 2005 due to higher average selling prices.

Operating income improved by $103 million in 2007 as compared to 2006 due to the Flexsys Acquisition, increases in net sales by the other businesses, partially offset by higher charges, higher raw material costs of $73 million and higher adjustments to the LIFO reserve of $27 million. Operating income improved by $50 million in 2006 as compared to 2005 primarily as a result of higher net sales, controlled spending, and lower adjustments to our LIFO reserve, as are more fully discussed below, partially offset by higher overall raw material and energy costs of approximately $91 million. Our policy of utilizing a LIFO inventory methodology for the majority of our domestic inventories results in the full recognition of increases in raw material costs in the immediate period.  The considerable increases in raw material costs noted above resulted in substantial adjustments to our LIFO reserve in 2007, 2005, and, to a lesser extent, 2006.  As indicated in the preceding table, operating results for each year were affected by various gains (charges) which are described in greater detail in the “Results of Operations” section below.

Financial Information

Summarized financial information concerning Solutia and subsidiaries in reorganization and subsidiaries not in reorganization as of and for the year-ended December 31, 2007 is presented as follows:

	Solutia and Subsidiaries in Reorganization	Subsidiaries not in Reorganization	Eliminations	Solutia and Subsidiaries Consolidated

Net sales	$2,577	$1,649	$(691)	$3,535
Operating income	58	118	14	190
Net income (loss)	(208)	105	(105)	(208)

Total assets	2,041	1,579	(980)	2,640
Liabilities not subject to compromise	1,595	917	(199)	2,313
Liabilities subject to compromise	2,041	--	(119)	1,922
Total shareholders’ equity (deficit)	(1,595)	662	(662)	(1,595)

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related footnotes.  In preparing these consolidated financial statements, we have made our best estimate of certain amounts included in these consolidated financial statements.  However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ materially from these estimates.  Management has discussed the development, selection and disclosure of these critical accounting policies and estimates with the Audit and Finance Committee of our Board of Directors.

We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on the consolidated financial statements and require assumptions that can be highly uncertain at the time the estimate is made.  We consider the following items to be our critical accounting policies:

▪	Environmental Remediation
▪	Self-Insurance
▪	Income Taxes
▪	Impairment of Long-Lived Assets
▪	Impairment of Goodwill and Indefinite-Lived Intangible Assets
▪	Pension and Other Postretirement Benefits

We also have other significant accounting policies.  We believe that, compared to the critical accounting policies listed above, the other policies either do not generally require estimates and judgments that are as difficult or as subjective, or are less likely to have a material impact on the reported results of operations for a given period.

Environmental Remediation

With respect to environmental remediation obligations, our policy is to accrue costs for remediation of contaminated sites in the accounting period in which the obligation becomes probable and the cost is reasonably estimable. Cost estimates for remediation are developed by assessing, among other items, (i) the extent of our contribution to the environmental matter; (ii) the number and financial viability of other potentially responsible parties; (iii) the scope of the anticipated remediation and monitoring plan; (iv) settlements reached with governmental or private parties; and (v) our past experience with similar matters.  Our estimate of the environmental remediation reserve requirements typically fall within a range.  If we believe no best estimate exists within a range of possible outcomes, in accordance with existing accounting guidance, the minimum loss is accrued.  Environmental liabilities are not discounted, and they have not been reduced for any claims for recoveries from third parties.

These estimates are critical because we must forecast environmental remediation activity into the future, which is highly uncertain and requires a large degree of judgment.  Therefore, the environmental reserves may materially differ from the actual liabilities if our estimates prove to be inaccurate, which could materially affect results of operations in a given period.  Uncertainties related to recorded environmental liabilities include changing governmental policy and regulations, judicial proceedings, the number and financial viability of other potentially responsible parties, the method and extent of remediation and future changes in technology. Because of these uncertainties, the potential liability for existing environmental remediation reserves not subject to compromise may range up to two times the amounts recorded.  The estimate for environmental liabilities is a critical accounting estimate for both reportable segments.

See “Environmental Matters” on page 17 for discussion of the liability for existing environmental remediation reserves classified as subject to compromise, which were retained by us as part of the Plan.

Self-Insurance

We maintain self-insurance reserves to cover our estimated future legal costs, settlements and judgments related to workers’ compensation, product, general, automobile and operations liability claims that are less than policy deductible amounts or not covered by insurance.  Self-insured losses are accrued based upon estimates of the aggregate liability for claims incurred using certain actuarial assumptions followed in the insurance industry, our historical experience and certain case-specific reserves as required, including estimated legal costs.  The maximum extent of the self-insurance provided by us and related insurance recoveries are dependent upon a number of factors including the facts and circumstances of individual cases and the terms and conditions of the commercial policies.  We have purchased commercial insurance in order to reduce our exposure to workers’ compensation, product, general, automobile and property liability claims.  Policies for periods prior to the Solutia Spinoff are shared with Pharmacia.  This insurance has varying policy limits and deductibles.  When recovery from an insurance policy is considered probable, a receivable is recorded.  Self-insurance reserve estimates are critical because changes to the actuarial assumptions used in the development of these reserves can materially affect earnings in a given period and we must forecast loss activity into the distant future which is highly uncertain and requires a large degree of judgment.

Actuarial reserve indications are projections of the remaining future payments for workers’ compensation, product, general, automobile and operations liability claims for which we are legally responsible.  These projections are made in the context of an uncertain future where variations between estimated and actual amounts are attributable to many factors, including changes in operations, changes in judicial environments, shifts in the types or timing of the reporting of claims, changes in the frequency or severity of losses and random chance.  The actuarial estimates of the reserve requirements fall within a range.  Our best estimate of the liability is generally near the middle of the actuary’s range; accordingly, we have recorded the liability at this level.  The range of outcomes is not material to the consolidated financial statements for losses that are not stayed by the Chapter 11 proceedings. These valuations of future self-insurance costs do not contemplate the uncertainties inherent in our bankruptcy proceedings, as the potential impact of the Chapter 11 proceedings upon future self-insurance costs cannot be reasonably determined at this time.  Due to these uncertainties, certain of the self-insurance liabilities have been classified as subject to compromise in the Consolidated Statement of Financial Position as of December 31, 2007, and have been excluded from the range of possible outcomes of existing self-insurance reserves.  The potential liability for existing self-insurance liabilities subject to compromise, if ultimately retained by us upon emergence from Chapter 11, could be materially different than amounts recorded.  The estimate for self-insurance liabilities is a critical accounting estimate for both reportable segments.

See “Self-Insurance” on page 18 for discussion of the liability for existing self-insurance liabilities classified as subject to compromise, which were retained by us as part of the Plan.

Income Taxes

As a multinational corporation, we are subject to taxation in many jurisdictions, and the calculation of our tax liabilities involves dealing with inherent uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions.  We assess the income tax positions and record tax liabilities for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date.  We account for income taxes using the asset and liability method.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities at enacted rates.  We base our estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, business plans and other expectations about future outcomes.  We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized.  While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made.  Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.  The consolidated financial statements include increases in valuation allowances as a result of uncertainty created by our Chapter 11 bankruptcy filing.

Our accounting for deferred tax consequences represents management’s best estimate of future events that can be appropriately reflected in the accounting estimates.  Changes in existing tax laws, regulations, rates and future operating results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are also subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings.  Although we believe the measurement of liabilities for uncertain tax positions is reasonable, no assurance can be given that the final outcome of these matters will not be different than what is reflected in the historical income tax provisions and accruals.  If we ultimately determine that the payment of these liabilities will be unnecessary, the liability is reversed and a tax benefit is recognized during the period in which it is determined the liability no longer applies.  Conversely, additional tax charges are recorded in a period in which it is determined that a recorded tax liability is less than the ultimate assessment is expected to be.  If additional taxes are assessed as a result of an audit or litigation, it could have a material effect on our income tax provision and net income in the period or periods for which that determination is made.

Impairment of Long-Lived Assets

Impairment tests of long-lived assets, including finite-lived intangible assets, are made when conditions indicate the carrying value may not be recoverable under the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than its carrying value.  Our estimate of the cash flows is based on information available at that time including these and other factors: sales forecasts, customer trends, operating rates, raw material and energy prices and other global economic indicators and factors.  If an impairment is indicated, the asset value is written down to its fair value based upon market prices or, if not available, upon discounted cash value, at an appropriate discount rate determined by us to be commensurate with the risk inherent in the business model.  These estimates are critical because changes to our assumptions used in the development of the impairment analyses can materially affect earnings in a given period and we must forecast cash flows into the future which is highly uncertain and requires a significant degree of judgment.  The consolidated financial statements do not reflect any adjustments for the impairment of long-lived assets as part of the approval and implementation of the Plan.  The estimate for impairment of long-lived assets is a critical accounting estimate for both reportable segments.

Impairment of Goodwill and Indefinite-Lived Intangible Assets

Goodwill and indefinite-lived intangible assets are reviewed for impairment annually under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.  However, as required by SFAS No. 142, impairment analyses are performed more frequently if changes in circumstances indicate the carrying value may not be recoverable during the intervening period between annual impairment tests.  We perform the review for impairment at the reporting unit level.  The impairment assessment is completed by determining the fair values of the reporting units using income and market multiple approaches and comparing those fair values to the carrying values of the reporting units.  If the fair value of a reporting unit is less than its carrying value, we then allocate the fair value of the reporting unit to all the assets and liabilities of that reporting unit.  The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill.  If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized for this differential.  This valuation process involves assumptions based upon management’s best estimates and judgments that approximate the market conditions experienced at the time the impairment assessment is made.  These assumptions include but are not limited to earnings and cash flow projections, discount rate and peer company comparability.  Actual results may differ from these estimates due to the inherent uncertainty involved in such estimates.  The consolidated financial statements do not reflect any adjustments for the impairment of goodwill and indefinite-lived intangible assets as part of the approval and implementation of the Plan.  The estimate for impairment of goodwill and indefinite-lived intangible assets is a critical accounting estimate for the SAFLEX®, CPFilms and Technical Specialties reportable segment.  The Integrated Nylon reportable segment does not have goodwill or indefinite-lived intangible assets.

Pension and Other Postretirement Benefits

Under the provisions of SFAS No. 87, Employers’ Accounting for Pensions, and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, measurement of the obligations under the defined benefit pension plans and the other postemployment benefit ("OPEB") plans are subject to several significant estimates.  These estimates include the rate of return on plan assets, the rate at which the future obligations are discounted to value the liability and health care cost trend rates.  Additionally, the cost of providing benefits depends on demographic assumptions including retirements, mortality, turnover and plan participation.  We typically use actuaries to assist us in preparing these calculations and determining these assumptions.  Our annual measurement date is December 31 for both the pension and OPEB plans.

The expected long-term rate of return on pension plan assets assumption was 8.75 percent in both 2007 and 2006.  The expected long-term rate of return on pension plan assets assumption is based on the target asset allocation policy and the expected future rates of return on these assets.  A hypothetical 25 basis point change in the assumed long-term rate of return would result in a change of approximately $2 million to pension expense.

The discount rates used to remeasure the pension plans were 6.00 percent in 2007 and 5.75 percent in 2006, and the discount rate to remeasure the other postretirement benefit plans was 5.75 percent in 2007 and 2006.  We establish our discount rate based upon the internal rate of return for a portfolio of high quality bonds with maturities consistent with the nature and timing of future cash flows for each specific plan.  A hypothetical 25 basis point change in the discount rate for our pension plans results in a change of approximately $18 million in the projected benefit obligation and less than a $1 million change in pension expense.  A hypothetical 25 basis point change in the discount rate for our OPEB plans results in a change of approximately $7 million in the accumulated benefit obligation and less than a $1 million change to OPEB expense.

We estimated the five-year assumed trend rate for healthcare costs in 2007 to be 8 percent with the ultimate trend rate for healthcare costs grading by 1 percent each year to 5 percent by 2010 and remaining at that level thereafter. A 1 percent change in the assumed health care cost trend rate would have changed the postretirement benefit obligation by $3 million as of December 31, 2007 and would have had a $1 million change to OPEB expense in 2007. Our costs for postretirement medical benefits are capped for many current retirees and active employees; therefore, the impact of this hypothetical change in the assumed health care cost trend rate is limited.

These valuations of future pension and other postretirement costs reflect our retaining the financial responsibility for the obligations under the defined benefit pension and OPEB plans in accordance with the Plan.  We have classified all pension and postretirement liabilities related to our entities that have filed Chapter 11 bankruptcy as subject to compromise in the Consolidated Statement of Financial Position as of December 31, 2007.

Results of Operations

SAFLEX®

(dollars in millions)	2007	2006	2005

Net Sales	$727	$663	$625

Segment Profit	$113	$105	$98
Net Charges included in Segment Profit	$(2)	$(3)	$--

The $64 million, or 10 percent, increase in 2007 net sales compared to 2006 resulted from higher selling prices of approximately 1 percent, favorable currency exchange rate fluctuations of 5 percent and increased sales volumes of approximately 4 percent.  The favorable exchange rate fluctuations occurred primarily as a result of the weakening U.S. dollar in relation to the Euro.

The $38 million, or 6 percent, increase in 2006 net sales compared to 2005 resulted from higher selling prices of approximately 4 percent and increased sales volumes of approximately 2 percent.  Increased sales volumes were experienced in SAFLEX® plastic interlayer products, due to increasing demand and inclusion of sales from the Santo Toribio, Mexico plant for ten months during 2006 as a result of the Tlaxcala acquisition as further discussed in Note 4.

The $8 million improvement in 2007 segment profit in comparison to 2006 resulted primarily from higher net sales as partially offset by higher raw material and manufacturing costs.  The higher manufacturing costs were a result of start up expenses for new assets at the Santo Toribio, Mexico and Suzhou, China manufacturing plants and increased shipping and warehousing costs driven by increased sales volumes.  In addition, segment profit in 2007 was negatively impacted by charges of $2 million of severance and retraining costs. Segment profit in 2006 included $3 million of restructuring charges consisting principally of severance costs for non-debtor entities that were not included within reorganization items.

The $7 million, or 7 percent, improvement in 2006 segment profit in comparison to 2005 resulted principally from higher net sales, partially offset by higher raw material and energy costs of approximately $17 million and higher charges.  As noted above, segment profit in 2006 included $3 million of restructuring charges.

CPFilms

(dollars in millions)	2007	2006	2005

Net Sales	$234	$214	$199

Segment Profit	$59	$50	$46
Net Charges included in Segment Profit	$--	$(1)	$(1)

The $20 million, or 9 percent, increase in 2007 net sales compared to 2006 resulted from higher selling prices of approximately 2 percent, favorable currency exchange rate fluctuations of 1 percent and increased sales volumes of approximately 6 percent.  Higher volumes and higher average selling prices were experienced in LLUMAR® and VISTA® professional film products.  The favorable exchange rate fluctuations occurred primarily as a result of the weakening U.S. dollar in relation to the Euro.

The $15 million, or 8 percent, increase in 2006 net sales compared to 2005 resulted from higher selling prices of approximately 4 percent, favorable currency exchange rate fluctuations of 1 percent and increased sales volumes of approximately 3 percent.  Higher volumes and higher average selling prices were experienced in LLUMAR® and VISTA® professional film products.

The $9 million improvement in 2007 segment profit in comparison to 2006 resulted from higher net sales and lower manufacturing costs partially offset by higher raw material and marketing costs.  Higher marketing costs are predominantly related to branding initiatives associated with certain growth markets, particularly Asia-Pacific.  Segment profit in 2006 included $1 million of restructuring charges consisting principally of severance costs for non-debtor entities that were not included within reorganization items.

The $4 million, or 9 percent, improvement in 2006 segment profit in comparison to 2005 resulted principally from higher net sales, partially offset by higher raw material and manufacturing costs.  As noted above, segment profit in 2006 included $1 million of restructuring charges.  Segment profit in 2005 included $1 million of restructuring charges consisting principally of severance costs for non-debtor entities that were not included within reorganization items.

Technical Specialties

(dollars in millions)	2007	2006	2005

Net Sales	$646	$146	$135

Segment Profit	$94	$23	$19
Net Charges included in Segment Profit	$(30)	$--	$--

The $500 million, or 342 percent, increase in 2007 net sales compared to 2006 resulted primarily from the Flexsys Acquisition.  Prior to May 1, 2007, the results of Flexsys were accounted for using the equity method and were not recorded within the Technical Specialties reportable segment.  The Flexsys Acquisition resulted in an increase in net sales of 321 percent.  The remaining 21 percent increase in net sales was a result of higher sales volumes of 11 percent, favorable currency exchange rate fluctuations of 2 percent, and higher average selling prices of 8 percent. Higher volumes and higher average selling prices were experienced predominantly within THERMINOL® heat transfer fluids.  The favorable exchange rate fluctuations occurred primarily as a result of the weakening U.S. dollar in relation to the Euro.

The $11 million, or 8 percent, increase in 2006 net sales compared to 2005 resulted from higher selling prices of approximately 9 percent which partially offset by lower sales volumes of approximately 1 percent.

The $71 million improvement in 2007 segment profit in comparison to 2006 resulted primarily from the Flexsys Acquisition as described above and higher net sales partially offset by higher raw material costs.  In addition, segment profit in 2007 was negatively impacted by charges of $25 million for impairments of certain fixed asset groups of acquired Flexsys products in the Technical Specialties operating segment, $2 million of severance and retraining costs and $3 million of charges resulting from the step-up in basis of Flexsys’ inventory in accordance with purchase accounting.

The $4 million, or 21 percent, improvement in 2006 segment profit in comparison to 2005 resulted principally from higher net sales, partially offset by higher raw material costs.

Integrated Nylon

(dollars in millions)	2007	2006	2005

Net Sales	$1,892	$1,731	$1,642

Segment Profit	$138	$66	$85
Gains included in Segment Profit	$32	$--	$--

The $161 million, or 9 percent, increase in 2007 net sales as compared to 2006 resulted primarily from higher average selling prices of 5 percent, higher sales volumes of 3 percent, and higher gains of 1 percent.  In response to the escalating cost of raw materials, average selling prices increased significantly in the intermediate chemicals and, to a lesser extent, the nylon plastics and polymers and the carpet fibers businesses.  Sales volumes increased significantly in nylon polymers and plastics and, to a lesser extent, intermediate chemicals, partially offset by decreases in carpet fibers as we reduced our exposure to commodity staple fiber markets.  The nylon plastics and polymers volumes increased due to third quarter 2006 and first quarter 2007 capacity increases enabled by the reconfiguration of idle carpet fibers assets to target higher growth applications and markets for engineering thermoplastics.  The intermediate chemicals volume increase is due to stronger export sales of adipic acid into the Asia Pacific region.  In addition, intermediate chemicals volumes increased due to a competitor’s force majeure declared during the third quarter 2007.  Further, net sales in 2007 included a gain of $22 million realized upon the termination of a customer contract and the immediate recognition of previously deferred revenue.

The $89 million, or 5 percent, increase in 2006 net sales as compared to 2005 resulted primarily from higher average selling prices of approximately 8 percent, partially offset by lower sales volumes of approximately 3 percent.  Average selling prices increased in all businesses as a result of favorable market conditions and in response to the escalating cost of raw materials.  Lower sales volumes were experienced within carpet fibers in 2006 and were further impacted by the exit from the unprofitable acrylic fibers operations in the second quarter 2005.  These volume reductions were partially offset by higher sales volumes in intermediate chemicals and nylon plastics and polymers.

Segment profit increased $72 million due to increased net sales, higher gains, improved plant performance and decreased marketing and administrative costs. Increased net sales due to pricing actions were partially offset by raw material increases of $60 million.  The raw material cost profile of Integrated Nylon was primarily impacted during 2007 by increases in propylene and cyclohexane, key feed stocks for the segment.  The improved plant performance resulted from improved asset utilization related to the reconfiguration of idle carpet fibers assets, partially offset by increased logistics costs as international sales grew 35 percent.  Lower marketing and administrative costs were a result of lower marketing costs in the end-user oriented carpet fibers business as we convert our manufacturing capacity to nylon plastics and polymers as described above.  In addition to the gain described above, results for 2007 included gains of $7 million and $3 million from the sale of land at the manufacturing facilities in Alvin, Texas and Pensacola, Florida, respectively.

Segment profit decreased $19 million, or 22 percent, in 2006 primarily as a result of higher raw material and energy costs of approximately $99 million and unfavorable manufacturing costs, partially offset by higher net sales.  The unfavorable manufacturing costs were precipitated by a manufacturing interruption incurred at the Alvin, Texas facility, resulting in a significant turnaround being accelerated in its timing, as well as extended in its duration, during the first quarter of 2006.  Manufacturing costs were also unfavorably impacted by fixed costs remaining in the business as a result of exiting the unprofitable acrylic fibers business in second quarter 2005.  In addition, the shift in product mix from lower carpet sales to greater amounts of intermediate chemicals had a negative impact on the utilization rates of the segment.

Corporate Expenses

(dollars in millions)	2007	2006	2005

Corporate Expenses and Other Operations	$62	$35	$53
Net Gains (Charges) included in Corporate Expenses	$(9)	$11	$(13)

Corporate expenses and other operations increased by $27 million, or 77 percent, in 2007 as compared to 2006 principally due to charges recorded in 2007 and gains recorded in 2006 in corporate expenses. In 2007, a $5 million pension settlement charge, resulting principally from the significant amount of lump sum distributions from our U.S. qualified pension plan, and a $4 million restructuring charge, due to the termination of a third-party agreement at one of our facilities, were recorded.  In 2006, a $20 million gain was recorded due to the elimination of a reserve with respect to a litigation matter that was decided in our favor.  This gain was partially offset by a $9 million environmental charge precipitated by the notification by a third-party of its intent to terminate a tolling agreement at one of our facilities outside the U.S. that will likely result in the cessation of operations at that site. After consideration of the aforementioned items recorded in 2007 and 2006, the remaining increase in corporate expenses was due to increased compensation, professional development and training costs.

Corporate expenses and other operations decreased by $18 million, or 34 percent, in 2006 as compared to 2005 principally due to lower charges.  After consideration of the net gains and charges recorded in 2006 and 2005, corporate expenses and other operations increased $5 million due to a reduction in segment profit on other operations that do not qualify as reportable segments.  Included in 2006 gains was a $20 million gain that resulted from the reversal of a litigation reserve with respect to a litigation matter that was decided favorably, partially offset by a $9 million environmental charge that was precipitated by the notification by a third-party of its intent to terminate a tolling agreement at one of our facilities outside the U.S. that will likely result in the cessation of operations at that site.  The $13 million charge recorded in 2005 resulted from curtailment and settlement activities as a result of amendments to our pension and postretirement plans (as more fully described in Note 18 to the accompanying consolidated financial statements).

Equity Earnings from Affiliates

(dollars in millions)	2007	2006	2005

Flexsys Equity Earnings	$12	$37	$35
Astaris LLC Equity Earnings	--	--	59
Other Equity Earnings from Affiliates included in Reportable Segment Profit (Loss)	--	1	2
Equity Earnings from Affiliates	$12	$38	$96
Gains (Charges) included in Equity Earnings from Affiliates	$--	$(4)	$52

Equity earnings from affiliates decreased by $25 million as compared to 2006 primarily as a result of the Flexsys Acquisition completed on May 1, 2007.  The acquisition resulted in Flexsys becoming a 100% owned subsidiary of Solutia and, therefore, its results of operations are consolidated by us and no longer classified as equity earnings from affiliates. In addition, the 2006 results included a $2 million restructuring charge from Flexsys.

Equity earnings from affiliates were affected by various items in both 2006 and 2005.  During 2006, equity earnings from affiliates included $3 million in restructuring charges related to production asset rationalization and plant closures and $2 million related to asset impairment charges, partially offset by a non-operational gain of $1 million due to the reversal of a litigation reserve related to the Flexsys joint venture.  During 2005, equity earnings from affiliates were impacted by a $50 million net gain realized in the Astaris joint venture from the sale of a majority of its assets to Israel Chemicals Limited (“ICL”), who purchased substantially all of the operating assets of Astaris for $255 million.  Equity earnings in 2005 also included $2 million of net gains related to the Flexsys joint venture comprising a non-operational gain of $5 million, partially offset by $3 million of various restructuring charges.  Flexsys earnings for 2006 were favorably impacted by a reduction in administrative expenses in comparison to 2005.

Interest Expense

(dollars in millions)	2007	2006	2005

Interest Expense	$134	$100	$79
Charges included in Interest Expense	$(8)	$(4)	$--

The $34 million, or 34 percent, increase in interest expense compared to 2006 resulted principally from higher debt outstanding in 2007 than in 2006, partially offset by lower interest rates. Average debt outstanding increased 56 percent, of which 20 percent was associated with the Flexsys acquisition.  The remainder of the increase was used to fund primarily pension funding requirements and the ongoing reorganization process.  The decline in the average interest rate between years is due to the January 2007 amendment to the DIP credit facility and the July 2006 refinancing of the Euronotes.  The 2007 results included an $8 million interest expense charge related to claims recognized as allowed secured claims through settlements approved by the Bankruptcy Court.  The amount of annual contractual interest not recorded was $32 million in both 2007 and 2006.

The $21 million, or 27 percent, increase in interest expense in 2006 in comparison to 2005 resulted principally from higher debt outstanding in 2006 than in 2005, partially offset by lower interest rates due to the March 2006 amendment of its DIP credit facility and the July 2006 refinancing of the Euronotes and subsequent partial pay down.  In addition, results in 2006 included a $3 million charge related to SESA’s Euronotes refinancing and a $1 million charge related to the amendment of the DIP credit facility.  The amount of annual contractual interest not recorded was $32 million in both 2006 and 2005.

Other Income, net

(dollars in millions)	2007	2006	2005

Other Income, net	$34	$16	$8
Other Income, net included in Reportable Segment Profit	$6	$9	$9

Other income, net increased $18 million in 2007 as compared to 2006 primarily due to a settlement on a litigation matter in 2007 with our Astaris joint venture partner resulting in a gain of $21 million, net of legal expenses.   The $8 million increase in other income, net in 2006 as compared to 2005 is primarily a result of increased interest income due to higher cash balances on hand during 2006.

Reorganization Items, net

(dollars in millions)	2007	2006	2005

Reorganization Items, net	$298	$71	$49

Reorganization Items, net are presented separately in the Consolidated Statement of Operations and represent items of income, expense, gain, or loss that are realized or incurred by us because we are in reorganization under Chapter 11 of the U.S. Bankruptcy Code.  Reorganization items incurred in 2007 included: a $224 million net charge from adjustments to record certain pre-petition claims at estimated amounts of the allowed claims; $67 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings; $9 million of expense provisions for (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain of our employees approved by the Bankruptcy Court; and a net $2 million gain realized from claim settlements.  The $227 million increase in reorganization items, net as compared to 2006 resulted principally from charges associated with the settlement of various energy-sourcing agreements with one supplier for $140 million, and charges of $65 million and $34 million to increase the estimated settlement value on the Monsanto claim and 11.25% Notes due 2009, respectively, as partially offset by gains on settlements associated with the Company's corporate headquarters lease along with various vender contracts.

Reorganization items incurred in 2006 included: $58 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings; $11 million of other reorganization charges primarily involving costs incurred with exiting certain non-strategic businesses; $4 million of expense provisions related to (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain of our employees approved by the Bankruptcy Court; and a $2 million net gain from adjustments to record certain pre-petition claims at estimated amounts of the allowed claims.

Income Tax Expense

(dollars in millions)	2007	2006	2005

Income Tax Expense	$19	$18	$10
Increase in Valuation Allowances included in Income Tax Expense	$70	$27	$12

Our effective income tax expense on continuing operations was $19 million in 2007 compared to $18 million in 2006.  The amount in both years is almost entirely attributable to continuing operations outside the United States, and represents an effective tax rate on operations outside the United States of 48 percent in 2007 and 49 percent in 2006.  The effective rate in both years is impacted by increases in the contingency reserves related to uncertain tax positions.

Our effective income tax expense on continuing operations was $18 million in 2006 compared to $10 million in 2005.  The amount in both years is almost entirely attributable to continuing operations outside the United States, and represents an effective tax rate on operations outside the United States of 49 percent and 23 percent in 2005.

Discontinued Operations

(dollars in millions)	2007	2006	2005

Income from Discontinued Operations, net of tax	$14	$58	$8

Income from discontinued operations consists of the results of our Dequest and pharmaceutical services businesses.  As described in Note 4 to the accompanying consolidated financial statements, on May 31, 2007, we sold Dequest to Thermphos.  Included in the results of discontinued operations in 2007 is a gain on the sale of the Dequest business of $34 million, partially offset by income taxes of $15 million.  Included in the results of operations in 2006 is a gain on the sale of the pharmaceutical services business of $49 million as well as a tax gain of $5 million.  The tax gain resulted from the reversal of a valuation allowance established as a result of the merger of CarboGen and AMCIS subsidiaries of the pharmaceutical services business into one legal entity.

Income from discontinued operations increased $50 million in 2006 as compared to 2005 primarily due to a gain on the sale of the pharmaceutical services business of $49 million in 2006.

Cumulative Effect of Change in Accounting Principle

Asset Retirement Obligations

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143 (“FIN 47”).  FIN 47 clarifies that the term “conditional asset retirement obligation” as used in Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”), refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement, including those that may be conditional on a future event.  Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.  Uncertainty about the timing and/or method of settlement should be factored into the measurement of the liability when sufficient information exists.  FIN 47 also clarifies when sufficient information to reasonably estimate the fair value of an asset retirement obligation is considered available.

Upon adoption of SFAS No. 143 as of January 1, 2003, we identified certain conditional asset retirement obligations; however, these obligations were not recorded due to uncertainties involved with the determination of settlement timing.  With the clarification outlined by FIN 47 for valuation of conditional asset retirement obligations, we reevaluated the valuation concerns involving settlement timing for these conditional asset retirement obligations and accordingly reported an asset retirement obligation of $7 million as of December 31, 2005.  These obligations involve various federal, state and local regulations and/or contractual obligations to decontaminate and/or dismantle certain machinery and equipment, buildings, and leasehold improvements at our various operating locations.

Asset retirement obligations were estimated for each of our operating locations, where applicable, based upon our current and historical experience, adjusted for factors that a third-party would consider, such as overhead, profit and market risk premium.  Estimated obligations were escalated based upon the anticipated timing of the related cash flows using an assumed inflation rate, and then were discounted using a credit-adjusted, risk-free interest rate.  The impact of adoption resulted in a charge of $3 million recorded as a cumulative effect of change in accounting principle (net of tax) in the Consolidated Statement of Operations in 2005.

Summary of Events Affecting Comparability

Charges and gains recorded in 2007, 2006 and 2005 and other events affecting comparability have been summarized and described in the table and accompanying footnotes below (dollars in millions):

	2007
Increase/(Decrease)	SAFLEX®	CPFilms	Technical Specialties	Integrated Nylon	Corporate/Other	Consolidated
Impact on:
Net sales	$--	$--	$--	$22	$--	$22	(a)
Cost of goods sold	--	--	25	--	--	25	(b)
	--	--	--	--	4	4	(c)
	--	--	3	--	--	3	(d)
	--	--	--	--	3	3	(e)
	1	--	1	--	--	2	(f)
Total cost of goods sold	1	--	29	--	7	37
Marketing	--	--	1	--	--	1	(f)
Administrative	--	--	--	(10)	--	(10)	(g)
	1	--	--	--	--	1	(f)
	--	--	--	--	1	1	(e)
Technological	--	--	--	--	1	1	(e)
Operating Income Impact	(2)	--	(30)	32	(9)	(9)

Interest expense	--	(2)	--	(2)	(4)	(8)	(h)
Other income, net	--	--	--	--	21	21	(i)
Loss on debt modification	--	--	--	--	(7)	(7)	(j)
Reorganization items, net	--	--	--	(1)	(297)	(298)	(k)
Pre-tax Income Statement Impact	(2)	(2)	(30)	29	(296)	(301)
Income tax impact						(7)	(l)
After-tax Income Statement Impact						$(294)

2007 Events

a)
Revenue resulting from a contract termination by a customer which resulted in the immediate recognition of deferred revenue in the third quarter ($22 million pre-tax and after-tax – see note (l) below).

b)	Impairment of fixed assets in the Rubber Chemicals business ($25 million pre-tax and $20 million after-tax).

c)	Restructuring charge resulting from the termination of a third-party agreement in the third quarter at one of our facilities ($4 million pre-tax and $3 million after-tax).

d)	Charge resulting from the step-up in basis of Rubber Chemicals’ inventory in accordance with purchase accounting in the second quarter ($3 million pre-tax and after-tax).

e)	Net pension plan settlements, as more fully described in Note 18 to the accompanying consolidated financial statements ($5 million pre-tax and after-tax – see note (l) below).

f)	Restructuring costs related principally to severance and retraining costs ($4 million pre-tax and $3 million after-tax).

g)
Gains resulting from the sales of land at the manufacturing facilities in Alvin, Texas in the second quarter and Pensacola, Florida in the third quarter ($10 million pre-tax and after-tax – see note (l) below).

h)
Charge resulting from recognition of interest expense on claims recognized as allowed secured claims through settlements approved by the Bankruptcy Court ($8 million pre-tax and after-tax – see note (l) below).

i)	Settlement gain, net of legal expenses in the second quarter ($21 million pre-tax and after-tax – see note (l) below).

j)
We recorded a charge of approximately $7 million (pre-tax and after-tax – see note (l) below) in the first quarter to record the write-off of debt issuance costs and to record the DIP facility as modified at its fair value as of the amendment date.

k)
Reorganization items, net consist of the following: a $224 million net charge from adjustments to record certain pre-petition claims at estimated amounts of the allowed claims; $67 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings; $9 million of expense provisions for (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain of our employees approved by the Bankruptcy Court; and a $2 million net gain realized from claim settlements ($298 million pre-tax and after-tax – see note (l) below).

l)
With the exception of items (b), (c), (d) and (f) above, which relate to operations not in reorganization, the above items are considered to have like pre-tax and after-tax impact as the tax benefit or expense realized from these events is offset by the change in valuation allowance for U.S. deferred tax assets resulting from uncertainty as to their recovery due to our Chapter 11 bankruptcy filing.

	2006
Increase/(Decrease)	SAFLEX®	CPFilms	Technical Specialties	Integrated Nylon	Corporate/Other	Consolidated
Impact on:
Cost of goods sold	$--	$--	$--	$--	$9	$9	(a)
	--	--	--	--	(20)	(20)	(b)
	1	--	--	--	--	1	(c)
Total cost of goods sold	1	--	--	--	(11)	(10)
Marketing	1	1	--	--	--	2	(c)
Administrative	1	--	--	--	--	1	(c)
Technological	--	--	--	--	--	--
Operating Income Impact	(3)	(1)	--	--	11	7

Interest expense	--	--	--	--	(1)	(1)	(d)
	--	--	--	--	(3)	(3)	(e)
Equity income from affiliates	--	--	--	--	(4)	(4)	(f)
Loss on debt modification	--	--	--	--	(8)	(8)	(d)
Reorganization items, net	(1)	--	(2)	(6)	(62)	(71)	(g)
Pre-tax Income Statement Impact	(4)	(1)	(2)	(6)	(67)	(80)
Income tax impact						(5)	(h)
After-tax Income Statement Impact						$(75)

2006 Events

a)
Environmental charge in the first quarter 2006 precipitated by the notification by a third-party of its intent to terminate a tolling agreement at one of our facilities outside the U.S. that will likely result in the cessation of operations at that site ($9 million pre-tax and $6 million after-tax).

b)
Gain resulting from the reversal of a litigation reserve with respect to a litigation matter that was decided favorably in the second quarter 2006 ($20 million pre-tax and after-tax – see note (h) below).

c)	Restructuring costs related principally to severance and retraining costs ($4 million pre-tax and $3 million after-tax).

d)
We recorded a charge of approximately $8 million (pre-tax and after-tax – see note (h) below) to record the write-off of debt issuance costs and to record the DIP credit facility as modified at its fair value.  In addition, $1 million (pre-tax and after-tax – see note (h) below) of unamortized debt issuance costs associated with the DIP credit facility were written off at the time of modification in March 2006.

e)	We refinanced our Euronotes in July 2006 and recorded early extinguishment costs at the time of refinancing ($3 million pre-tax and $2 million after-tax).

f)
Net charges at Flexsys, our 50 percent owned joint venture, included charges for restructuring and asset impairments of $5 million, partially offset by a non-operational gain of $1 million related to the reversal of a litigation reserve ($4 million pre-tax and after-tax – see note (h) below).

g)
Reorganization items, net consist of the following: $58 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings; $11 million of other reorganization charges primarily involving costs incurred with exiting certain non-strategic businesses; $4 million of expense provisions related to (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain of our employees approved by the Bankruptcy Court; and a $2 million net gain from adjustments to record certain pre-petition claims at estimated amounts of the allowed claims ($71 million pre-tax and after-tax – see note (h) below).

h)
With the exception of items (a), (c) and (e) above, which primarily relate to ex-U.S. operations, the above items are considered to have like pre-tax and after-tax impact as the tax benefit or expense realized from these events is offset by the change in valuation allowance for U.S. deferred tax assets resulting from uncertainty as to their recovery due to our Chapter 11 bankruptcy filing.

	2005
Increase/(Decrease)	SAFLEX®	CPFilms	Technical Specialties	Integrated Nylon	Corporate/Other	Consolidated
Impact on:
Cost of goods sold	$--	$1	$--	$--	$--	$1	(a)
	--	--	--	--	9	9	(b)
Total cost of goods sold	--	1	--	--	9	10
Marketing	--	--	--	--	1	1	(b)
Administrative	--	--	--	--	2	2	(b)
Technological	--	--	--	--	1	1	(b)
Operating Income Impact	--	(1)	--	--	(13)	(14)

Equity income from affiliates	--	--	--	--	52	52	(c)
Reorganization items, net	--	--	--	(21)	(28)	(49)	(d)
Pre-tax Income Statement Impact	$--	$(1)	$--	$(21)	$11	(11)
Income tax benefit impact						--	(e)
After-tax Income Statement Impact						$(11)

2005 Events

a)	Restructuring costs related principally to severance and retraining costs ($1 million pre-tax and after-tax).

b)
Net pension and other postretirement benefit plan curtailments and settlements, as more fully described in Note 18 to the accompanying consolidated financial statements ($13 million pre-tax and after-tax – see note (e) below).

c)
Net gains related to our Flexsys and Astaris joint ventures, in each of which we have a fifty percent interest.  Astaris included a one-time gain of $50 million related to the sale of substantially all of its operating assets to ICL, as further described above.  Flexsys included a one-time, non-operational gain of $5 million, partially offset by $3 million of various restructuring charges ($52 million pre-tax and after-tax – see note (e) below).

d)
Reorganization items, net consist of the following: $49 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings; a $31 million net gain representing the difference between the settlement amount of certain pre-petition obligations and the corresponding amounts previously recorded; $12 million of expense provisions related to (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain of our employees approved by the Bankruptcy Court; $10 million of net charges for adjustments to record certain pre-petition claims at estimated amounts of the allowed claims; and $9 million of other reorganization charges primarily involving costs incurred with the exit from the acrylic fibers business ($49 million pre-tax and after-tax – see note (e) below).

e)
With the exception of item (a) above, which primarily relates to ex-U.S. operations, the above items are considered to have like pre-tax and after-tax impact as the tax benefit or expense realized from these events is offset by the change in valuation allowance for U.S. deferred tax assets resulting from uncertainty as to their recovery due to our Chapter 11 bankruptcy filing.

Environmental Matters

We are subject to numerous laws and government regulations concerning environmental, safety and health matters in the United States and other countries.  U.S. environmental legislation that has a particular impact on us includes the Toxic Substances Control Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Safe Drinking Water Act; and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as Superfund).  We are also subject to the Occupational Safety and Health Act and regulations of the Occupational Safety and Health Administration (“OSHA”) concerning employee safety and health matters.  The EPA, OSHA and other federal agencies have the authority to promulgate regulations that have an impact on our operations.  In addition to these federal activities, various states have been delegated certain authority under several of these federal statutes and have adopted environmental, safety and health laws and regulations.  State or federal agencies having lead enforcement authority may seek fines and penalties for violation of these laws and regulations.  Also, private parties have rights to seek recovery, under the above statutes or the common law, for civil damages arising from environmental conditions, including damages for personal injury and property damage.

Due to the nature of our business, we make substantial expenditures for environmental capital projects, programs and remediation activities.  Expenditures for environmental capital projects were approximately $11 million in 2007, $9 million in 2006 and $8 million in 2005.  Expenditures for the management of environmental programs and remediation activities were approximately $68 million, $60 million and $62 million in 2007, 2006 and 2005, respectively.  Included in environmental program management is the operation and maintenance of current operating facilities for environmental control, which is expensed in the period incurred, and $12 million, $10 million and $12 million in 2007, 2006 and 2005, respectively, for remediation activity, which was charged against recorded environmental liabilities. We had recoveries of less than $1 million for 2007, 2006 and 2005.

Our accrued liabilities for environmental compliance and remediation costs and other environmental liabilities are described in the following two paragraphs:

For the currently owned and operated sites, we had an accrued liability of $78 million as of both December 31, 2007 and 2006, respectively, for solid and hazardous waste remediation, which represents our best estimate of the underlying obligation.  In addition, this balance also includes post-closure costs at certain of our operating locations.  This liability is not classified as subject to compromise in the Consolidated Statement of Financial Position because, irrespective of the bankruptcy proceedings, we will be required to comply with environmental requirements in the conduct of our business, regardless of when the underlying environmental contamination occurred.  We spent $12 million in 2007 for remediation of these properties. In 2008, we anticipate spending a similar amount related to these properties we currently own or operate.

For properties never owned or operated by us (including the Anniston and Sauget off-site areas discussed below), we had an accrued liability, classified as subject to compromise in the Consolidated Statement of Financial Position, of $80 million and $81 million as of December 31, 2007 and 2006, respectively.  Remediation activities are currently being funded by Monsanto for all of these properties, with the exception of one off-site remediation project in Sauget, Illinois.  Monsanto’s funding of these remediation activities, and the resulting claim against us which Monsanto has asserted inclusive of the non-quantified unliquidated and contingent components of their claim, will be resolved via the Plan as discussed in Note 1 to the accompanying consolidated financial statements.  Under the Plan and the Monsanto Settlement Agreement, as between us and Monsanto, Monsanto will accept financial responsibility for environmental remediation obligations at all sites for which we were required to assume responsibility at the Solutia Spinoff but which were we never owned or operated.  This includes more than 50 sites with active remediation projects and approximately 200 additional known sites and off-site disposal facilities, as well as sites that have not yet been identified.  Finally, Monsanto will share financial responsibility with us for off-site remediation costs in Anniston, Alabama and Sauget, Illinois.  Under this cost-sharing arrangement, Monsanto will not be reimbursed for the first $50 million of remediation costs funded at these sites during the Chapter 11 Cases but will be allowed an administrative expense claim for costs above this threshold.  Upon emergence, we will be responsible for the funding of these sites up to a total expenditure of $325 million.  Thereafter, if needed, we will share responsibility with Monsanto equally.  Additionally, any payments by us in connection with the off-site areas are subject to Monsanto’s agreement to extend credit support to us in the event costs exceed $30 million in any year.

Our environmental liabilities are also subject to changing governmental policy and regulations, discovery of unknown conditions, judicial proceedings, changes in method and extent of remediation, existence of other potentially responsible parties and changes in technology.  We believe that the known and unknown environmental matters, including matters classified as subject to compromise for which we may ultimately assume responsibility, when ultimately resolved, which may be over an extended period of time, could have a material effect on our consolidated financial position, liquidity and profitability.

Self-Insurance

As discussed in Item 3 of this Annual Report, because of the size and nature of our business, we are a party to numerous legal proceedings.  Most of these proceedings have arisen in the ordinary course of business and involve claims for monetary damages.  In addition, at the time of the Solutia Spinoff, we assumed the defense of specified legal proceedings and agreed to indemnify Pharmacia in connection with those proceedings.  We have determined that these defense and indemnification obligations to Pharmacia are pre-petition obligations under the U.S. Bankruptcy Code that we are prohibited from performing, except pursuant to a confirmed plan of reorganization.  As a result, we have ceased performance of these obligations.  Our cessation of performance has given rise to a pre-petition unsecured claim, inclusive of the non-qualified unliquidated and contingent components, which will be resolved via the Plan as discussed in Note 1 to the accompanying consolidated financial statements.

As a result of the Chapter 11 petition, an automatic stay has been imposed against the commencement or continuation of legal proceedings against us outside of the bankruptcy court process.  Consequently, our pre-petition accrued liability for litigation of $106 million and $111 million as of December 31, 2007 and 2006, respectively, has been classified as subject to compromise in the Consolidated Statement of Financial Position.  Under the Plan and the Settlement Agreement, as between us and Monsanto, Monsanto accepted financial responsibility for all legacy tort claims, except for the Anniston Settlement Agreement which, pursuant to a Bankruptcy Court order, we made a related $5 million payment in 2007, 2006 and 2005.  We cannot forecast the level of future pre-petition self-insurance spending and anticipated levels of recoveries based upon the inherent uncertainty underlying the bankruptcy proceedings.

We had an accrued liability of $13 million and $11 million as of December 31, 2007 and 2006, respectively, for post-petition self-insurance liabilities including workers’ compensation, product, general, automobile and operations liability claims.  Self-insurance expense was $6 million in 2007, $5 million in 2006 and $4 million in 2005.  Cash payments for self-insurance matters were $9 million in both 2007 and 2006 and $8 million in 2005, whereas we did not have any recoveries from insurance carriers in 2007 and had recoveries of less than $1 million in 2006 and $1 million in 2005. Included in the 2007, 2006 and 2005 payments was a $5 million scheduled payment with respect to the 2003 Anniston PCB litigation settlement paid pursuant to a Bankruptcy Court order.

Employee Benefits

Employee benefits include noncontributory defined benefit pension plans and OPEB that provide certain health care and life insurance benefits.  We also have stock option plans covering officers and employees and a non-employee director compensation plan for non-employee members of our board of directors.

Under the provisions of SFAS No. 87 and SFAS No. 106, measurement of the obligations under the defined benefit pension plans and the OPEB plans are subject to a number of assumptions.  These include the rate of return on pension plan assets, health care cost trend rates and the rate at which the future obligations are discounted to value the liability at December 31st of each year presented in the Consolidated Statement of Financial Position.  The amounts reflected in the consolidated financial statements and accompanying notes do not reflect the impact of any future changes to the benefit plans that might be contemplated as a result of the bankruptcy filing.  Due to the inherent uncertainty involved with the bankruptcy proceedings, the recorded amounts related to our debtor pension plans, as well as other debtor postretirement plans, have been classified as subject to compromise in the Consolidated Statement of Financial Position as of December 31, 2007 and 2006.

We amended our U.S. qualified pension plan in 2005 for union participants to cease future benefit accruals effective January 1, 2006.  Further, we amended our U.S. postretirement plan in 2005 for union, active employees to discontinue all postretirement benefits after attaining age 65, make changes to certain eligibility requirements for pre-65 postretirement benefits with the eventual elimination of these benefits by 2016, and eliminate retiree life insurance benefits for future retirees.  In addition, we amended our U.S. postretirement plan in 2006 for retiree participants to terminate medical benefits for certain retirees who are Medicare eligible, and if not Medicare eligible, to terminate medical benefits on the earlier of (a) the date such retirees or participants become Medicare eligible if such date is on or after January 1, 2007 or (b) October 19, 2016.

Pension expense in accordance with SFAS No. 87 was $11 million in 2007, $23 million in 2006 and $29 million in 2005 and expense for OPEB was $17 million in 2007, $30 million in 2006 and $42 million in 2005.  In addition, we recorded charges resulting from pension and postretirement benefit plan curtailments and settlements in 2007 and 2005 of $5 million and $13 million, respectively, while we did not record any charges in 2006 (as more fully described in Note 18 to the accompanying consolidated financial statements).

Pension Plan Funded Status

The majority of our employees are covered under noncontributory defined benefit pension plans.  The pension plans are funded in accordance with our long-range projections of the plan’s financial conditions.  These projections take into account benefits earned and expected to be earned, anticipated returns on pension plan assets and income tax and other regulations.  The amount of pension plan underfunding in the pension plans decreased to $268 million as of December 31, 2007 from $353 million as of December 31, 2006.

We actively manage funding of our domestic qualified pension plan in order to meet the requirements of the IRS and the Pension Benefits Guarantee Corporation (a U.S. federal agency).  We contributed $105 million and $179 million in 2007 and 2006, respectively, to the qualified pension plan in accordance with IRS funding rules.  No contributions were made during 2005 to the qualified pension plan.  According to current IRS funding rules, we estimate that we will be required to make approximately $50 million in pension contributions to our U.S. qualified pension plan in 2008.  In addition, we contributed $35 million in 2007, $6 million in 2006 and $5 million in 2005 respectively, to fund our foreign pension plans.  Moreover, we expect to be required to make $4 million in pension contributions for our foreign pension plans in 2008.

Derivative Financial Instruments

Our business operations give rise to market risk exposures that result from changes in currency exchange rates, interest rates and certain commodity prices.  To manage the volatility relating to these exposures, we enter into various hedging transactions that enable us to alleviate the adverse effects of financial market risk.  Our hedging transactions are carried out under policies and procedures approved by the Audit and Finance Committee of the Board of Directors, which does not permit the purchase or holding of any derivative financial instruments for trading purposes.  Notes 2 and 10 to the accompanying consolidated financial statements include further discussion of our accounting policies for derivative financial instruments.

Foreign Currency Exchange Rate Risk

We manufacture and sell our products in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates.  We use foreign currency hedging instruments to manage the volatility associated with foreign currency purchases of materials and other assets and liabilities created in the normal course of business.  We primarily use forward exchange contracts and purchase options with maturities of less than 18 months to hedge these risks.  We also enter into certain foreign currency derivative instruments primarily to protect against exposure related to intercompany financing transactions.  Corporate policy prescribes the range of allowable hedging activity and what hedging instruments we are permitted to use.  Because the counterparties to these contracts are major international financing institutions, credit risk arising from these contracts is not significant, and we do not anticipate any counterparty losses.  Currency restrictions are not expected to have a significant effect on our cash flows, liquidity or capital resources.  Major currencies affecting our business are the U.S. dollar, British pound sterling, Euro, Canadian dollar, Swiss franc, Brazilian real, Malaysian Ringgit, Chinese yuan and the Japanese yen.

At December 31, 2007, we have currency forward contracts to purchase and sell $470 million of currencies, principally the Euro, British pound sterling, and U.S. dollar, with average remaining maturities of seven months.  Based on our overall currency rate exposure at December 31, 2007, including derivatives and other foreign currency sensitive instruments, a 10 percent adverse change in quoted foreign currency rates of these instruments would result in a change in fair value of these instruments of $18 million.  This is consistent with the overall foreign currency exchange rate exposure at December 31, 2006.

Interest Rate Risk

Interest rate risk is primarily related to changes in interest expense from floating rate debt.  We believe our current debt structure mitigates some of the risk associated with changes in interest rates due to the combination of fixed versus floating rate debt instruments.  However, to further limit our exposure to changes in interest expense from floating rate debt, SESA entered into interest rate swap agreements during 2007 related to SESA’s variable rate €200 million credit facility.  Because the counterparties to these contracts are major international financing institutions, credit risk arising from these contracts is not significant, and we do not anticipate any counterparty losses.

SESA entered into interest rate swap agreements with notional amounts of €80 million or $117 million using December 31, 2007 exchange rates.  For the floating rate debt without interest rate swap agreements, a 1 percent increase in the LIBOR and EURIBOR would have increased interest expense by approximately $12 million during 2007, assuming the debt composition at December 31, 2007 was consistent throughout the year.  This is consistent with the overall interest rate exposure at December 31, 2006 when factoring in higher debt levels at December 31, 2007 when compared to December 31, 2006.

Commodity Price Risk

Certain raw materials and energy resources used by us are subject to price volatility caused by weather, crude oil prices, supply conditions, political and economic variables and other unpredictable factors.  We use forward and option contracts to manage a portion of the volatility related to anticipated energy purchases.  Forward and option contracts were used by us during 2007; however, we did not have any commodity forward contracts at December 31, 2007.  In addition, we mitigate some of our commodity price risks through formula based contractual pricing for certain products within the Integrated Nylon segment.

Restructuring Activities

During 2007, we recorded a restructuring charge of $4 million resulting from the termination of a third-party agreement at one of our facilities.  We recorded restructuring charges of $1 million in Reorganization Items, net primarily related to continuing dismantling costs due to the shut-down of our acrylic fibers business in 2005 in the Integrated Nylon segment.  In addition, we recorded $4 million of severance and retraining costs in 2007 with $2 million recorded in Cost of Goods Sold and $2 million in Marketing and Administrative expenses involving headcount reductions within the SAFLEX® and Technical Specialties segments.  Further, we recorded $10 million to the restructuring reserve as an adjustment to the purchase price allocation related to the acquisition of Flexsys (as further described in Note 4 to the accompanying consolidated financial statements).  The costs included in this restructuring reserve consist of costs to exit administrative offices in Akron, Ohio and Brussels, Belgium, severance and retraining costs, and relocation costs of employees moving to our corporate headquarters. Also as a result of the acquisition of Flexsys, we assumed Flexsys’ $2 million restructuring reserve at May 1, 2007.  Cash outlays associated with the restructuring actions were funded from operations.

During 2006, we recorded $3 million of decommissioning and dismantling costs primarily as a result of the shut-down of our acrylic fibers business in 2005, and $3 million of asset write-downs.  We also recorded $3 million of future contractual payments related to the termination of a third party manufacturing agreement.  These costs were all recorded within Reorganization Items, net with $4 million in the Integrated Nylon segment and $5 million in Unallocated and Other Operations.  In addition, we recorded $8 million of severance and retraining costs in 2006 with $4 million recorded in Reorganization Items, net and $3 million in Marketing and Administrative expenses and $1 million in Cost of Goods Sold involving headcount reductions within the SAFLEX®, CPFilms and Integrated Nylon segments, as well as the corporate function.  Cash outlays associated with the restructuring actions were funded from operations.

During 2005, we recorded restructuring charges of $13 million in Reorganization Items, net involving the shut-down of our acrylic fiber operations and shut-down of our nylon industrial fiber manufacturing unit at our plant in Pensacola, Florida.  This $13 million of net charges from the closure of these businesses included $12 million of asset write-downs, $7 million of decontamination and dismantling costs and $4 million of severance and retraining costs, partially offset by a $7 million gain from the reversal of the LIFO reserve associated with the inventory sold and/or written off as part of the business shut-down and a $3 million gain from the sale of certain acrylic fibers assets.  In addition, we recorded $5 million of severance and retraining costs in 2005 with $3 million recorded in Reorganization Items, net and $2 million in Cost of Goods Sold involving headcount reductions within the CPFilms and Integrated Nylon segments, as well as the corporate function.  Cash outlays associated with the restructuring actions were funded from operations.

Financial Condition and Liquidity

As discussed in Note 1 to the accompanying consolidated financial statements, we are operating as a debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code.  As a result of the uncertainty surrounding our current circumstances, it is difficult to predict our actual liquidity needs and sources.  However, based upon current and anticipated levels of operations during the continuation of the bankruptcy proceedings, we believe that our liquidity and capital resources will be sufficient to maintain our normal operations at current levels.  Our access to additional financing while in the Chapter 11 bankruptcy process may be limited.

Exit Financing

The Plan contemplates the sale of $250 million in common stock of reorganized Solutia in addition to $2.0 billion of exit financing.  The proceeds from the sale of common stock will be used to fund certain retiree welfare benefits along with other legacy liabilities to be retained by us.  With the exception of our $20 million notes payable, as secured by our corporate headquarters, the $2.0 billion in exit financing will be used by us to extinguish all existing debt, including our DIP credit facility, which currently matures on March 31, 2008, partially fund our 2008 U.S. qualified domestic pension plan contributions, and pay certain exit related fees, including certain secured, administrative or priority claims.  A group of our creditors have committed to backstop the sale of new common stock and, in October 2007, we received fully underwritten commitments, subject to certain conditions, for the exit financing package from the Lenders.  The exit financing consists of a $400 million senior secured asset-based revolving credit facility, a $1.2 billion senior secured term loan facility, and a $400 million senior unsecured bridge facility.  The equity backstop commitment and the Lenders’ commitment expire on February 28, 2008 and February 29, 2008, respectively.

On January 22, 2008, the Lenders informed us they were refusing to provide the exit funding, asserting that there has been an adverse change in the markets since entering into the commitment.  We disagreed with their assertion and, on February 6, 2008, we filed a complaint in the Bankruptcy Court seeking a court order requiring the Lenders to meet their commitment and fund our exit from bankruptcy.  The Bankruptcy Court approved the revised exit financing package on February 26, 2008 finding that the revisions are substantially consistent with the order confirming our Plan.  Accordingly, we are currently scheduled to emerge from Chapter 11 on February 28, 2008.  In the event the Lenders do not fund the exit financing for any other reason, it is not certain that we can extend our DIP credit facility and, if we can extend it, at what cost.

Financial Analysis

We used a combination of cash on-hand and borrowings on debt facilities to fund operating needs, capital expenditures and the acquisition of Flexsys during 2007.  Cash used in continuing operations was $55 million in 2007, an improvement of $132 million from cash used by continuing operations of $187 million in 2006.  The improvement of cash used in continuing operations was primarily attributable to increased operating income, higher accounts payable balances and lower pension plan contributions to our domestic qualified pension plan, partially reduced by higher interest payments related to increased debt levels, higher trade receivable and inventory balances, payments related to the Flexsys acquisition and the receipt of a dividend from Flexsys in 2006.  Cash used in continuing operations was $187 million in 2006 compared to cash used by continuing operations of $39 million in 2005.  The increase in 2006 as compared to 2005 in cash used in continuing operations was primarily attributable to higher pension contributions and increases in working capital items, including a significant increase in trade receivables resulting from higher net sales and an increase in days sales outstanding due to a shift in sales mix within the Integrated Nylon segment.  Partially offsetting these uses was the receipt of a dividend from Flexsys in 2006 as compared to no dividend received in the prior year.

Our working capital, defined as current assets less current liabilities, decreased by $144 million to ($397) million at December 31, 2007, compared to ($253) million at December 31, 2006.  The change was primarily due to an increase in short-term debt, partially offset by the acquisition of Flexsys and higher cash on-hand.

Capital spending increased $45 million to $150 million in 2007 as compared to $105 million in 2006.  The expenditures in 2007 were primarily to fund certain growth initiatives in the SAFLEX® and Integrated Nylon segments, as well as various capital improvements and certain cost reduction projects.  Specific growth initiatives include the new SAFLEX® plastic interlayer plant in China completed in September 2007, the addition of a third SAFLEX® line in the existing plant located in Ghent, Belgium expected to be completed in 2008, and the continued transformation of the staple carpet lines to plastic polymer lines within Integrated Nylon. Capital spending increased $30 million to $105 million in 2006 as compared to $75 million in 2005.  The expenditures in 2006 were primarily to fund certain strategic initiatives in the SAFLEX® and Integrated Nylon segments, as well as various capital improvements and certain cost reduction projects. In 2008, we expect capital spending will be approximately $150 million and will focus on growth initiatives including the continued expenditures on the addition of a third SAFLEX® line in the plant in Ghent, Belgium and the continued transformation of staple carpet lines to plastic polymer lines.  Approximately $45 million of estimated capital requirements were committed at December 31, 2007.

As described in Note 4 to the accompanying consolidated financial statements, on May 1, 2007, we acquired Akzo Nobel’s 50 percent stake in Flexsys, the world’s leading supplier of chemicals to the rubber industry.  Contemporaneous with the Flexsys acquisition, Flexsys purchased the Akzo Nobel CRYSTEX® manufacturing operations in Japan for $25 million.  The purchase price was $213 million, subject to debt assumption and certain purchase price adjustments and the cash utilized at acquisition was $115 million.  In accordance with the purchase agreement, subsequent to the acquisition, we funded $27 million to the United Kingdom Defined Benefit Pension Plan.  To partially fund the Flexsys acquisition and in conjunction with the execution of the DIP amendment, we increased our debt facility by $150 million.  In conjunction with the acquisition, the existing Flexsys $200 million term and revolving credit facility was renegotiated and subsequently increased to $225 million in May 2007.

Additionally in 2007, CPFilms purchased certain assets of Acquired Technology, Inc. for $7 million and Flexsys purchased certain assets of Chemetall’s rubber chemicals business for $4 million.  In 2006, we completed the acquisition of Vitro Plan’s 51 percent stake in Solutia Tlaxcala S.A de C.V., formerly known as Quimica M, S.A de C.V. (“Tlaxcala”) with a net cash investment of $16 million.  As a result of this acquisition, we became the sole owner of Tlaxcala and its plastic interlayer plant located in Santo Toribio, Mexico.

We continued to divest certain non-strategic businesses in order to focus resources on core businesses.  The proceeds from these and other asset sales generated $67 million in 2007, $77 million in 2006 and $81 million in 2005.  During 2007, net proceeds primarily consisted of $56 million received from the sale of Dequest.  During 2006, net proceeds were primarily comprised of $69 million received from the pharmaceutical services business divestiture.  During 2005, net proceeds included $76 million received from the Astaris transaction.  Our lenders under the DIP credit facility agreed to waive certain prepayment requirements and allowed us to retain the entire proceeds of the Astaris sale.  In addition, $3 million of proceeds were received in 2005 from the sale of assets associated with the closure of our acrylic fibers business in 2005.

Total debt of $2,000 million as of December 31, 2007, including $659 million subject to compromise and $1,341 million not subject to compromise, increased by $472 million as compared to $1,528 million at December 31, 2006, which included $668 million subject to compromise and $860 million not subject to compromise.  This increase in total debt resulted from $325 million of additional borrowings from our DIP credit facility in January 2007, partially utilized to fund the Flexsys Acquisition, $139 million of debt assumed in conjunction with the Flexsys Acquisition, an increase in the estimated claim amount on the 11.25% Notes due 2009 of $34 million, and $30 million of borrowings on the DIP revolving credit facility to fund mandatory pension payments.  The increase is partially offset by a pay down of $53 million to the DIP credit facility in June 2007 from the proceeds of the Dequest sale.  In addition, the settlement agreement of the synthetic lease on our corporate headquarters decreased total debt by $23 million as the $43 million subject to compromise was settled through the issuance of $20 million of promissory notes as described further in Note 16 to the accompanying consolidated financial statements.

The weighted average interest rate on our total debt outstanding at December 31, 2007 was 7.9 percent compared to 8.4 percent at December 31, 2006.  Excluding debt subject to compromise, with the exception of the 2009 Notes on which the Bankruptcy Court has permitted continued payments of the contractual interest, the weighted average interest rate on total debt was 8.1 percent at December 31, 2007 compared to 8.9 percent at December 31, 2006. The reductions in weighted average rates in 2007 are due to the amendment to the DIP Financing Agreement and debt assumed in conjunction with the acquisition of Flexsys with lower comparable interest rates.  While operating as a debtor-in-possession during the Chapter 11 proceedings, we have ceased paying interest on our 6.72 percent debentures due 2037 and our 7.375 percent debentures due 2027.  The amount of annual contractual interest expense not recorded in each of 2007 and 2006 was approximately $32 million.

As a result of the Chapter 11 bankruptcy filing, we were in default on all of our pre-petition debt agreements classified in Liabilities Subject to Compromise in the Consolidated Statement of Financial Position as of December 31, 2007. In addition, subsequent to our bankruptcy filing, Moody’s Investors Ratings Services and Standard & Poor’s withdrew all ratings for us and our related debt securities that have been classified in Liabilities Subject to Compromise in the Consolidated Statement of Financial Position.

Our shareholders' deficit increased $190 million to $1,595 million at December 31, 2007, compared to a shareholders’ deficit of $1,405 million at December 31, 2006.  Shareholders’ deficit decreased principally due to a net loss of $208 million and a $3 million cumulative adjustment related to the adoption of FIN 48, partially offset by a $21 million decrease in accumulated other comprehensive loss principally related to accumulated currency adjustments.

At December 31, 2007, our total liquidity was $428 million in the form of $152 million of availability under the DIP credit facility, $103 million of availability under the Flexsys Debt Facility and $173 million of cash on-hand, of which $169 million was cash of our subsidiaries that are not parties to the Chapter 11 bankruptcy proceedings.  In comparison, at December 31, 2006 our total liquidity was $245 million in the form of $95 million of availability under the final DIP credit facility and approximately $150 million of cash on-hand, of which $112 million was cash of our subsidiaries that are not parties to the Chapter 11 bankruptcy proceedings.

We contributed $105 million to our U.S. qualified domestic pension plan in 2007 in accordance with IRS funding rules.  According to current IRS funding rules, we will be required to make approximately $50 million in pension contributions to our U.S. qualified pension plan in 2008.  In addition, we contributed $35 million in 2007 to fund our foreign pension plans and expect to be required to make $4 million in pension contributions for our foreign pension plans in 2008.

Amendments to DIP Financing Agreement

We amended our DIP financing facility on January 25, 2007 with Bankruptcy Court approval.  This amendment, among other things, (i) increased the DIP facility from $825 million to $1,225 million; (ii) extended the term of the DIP facility from March 31, 2007 to March 31, 2008; (iii) decreased the interest rate on the term loan component of the DIP facility from LIBOR plus 350 basis points to LIBOR plus 300 basis points; (iv) increased certain thresholds allowing the Debtors to retain more of the proceeds from certain dispositions and other extraordinary receipts; (v) approved the disposition of certain assets of the Debtors; and (vi) amended certain financial and other covenants.  Of the $1,225 million facility, $150 million was utilized to finance the acquisition of Akzo Nobel’s interest in the 50/50 Flexsys joint venture between us and Akzo Nobel.  The remaining increased availability under the DIP credit facility provides us with additional liquidity for operations and the ability to fund upcoming mandatory pension payments.  The DIP credit facility can be repaid by us at any time without prepayment penalties.

On March 17, 2006, we amended our DIP credit facility with Bankruptcy Court approval.  This amendment, among other things, (i) increased the DIP credit facility from $525 million to $825 million; (ii) extended the term of the DIP credit facility from June 19, 2006 to March 31, 2007; (iii) decreased the interest rate on the term loan component of the DIP credit facility from LIBOR plus 425 basis points to LIBOR plus 350 basis points; (iv) increased certain thresholds allowing the Debtors to retain more of the proceeds from certain dispositions and other extraordinary receipts; (v) approved the disposition of certain assets of the Debtors; (vi) allowed refinancing of, and certain amendments to, SESA’s outstanding Euronotes; and (vii) amended certain financial and other covenants.  The amendment contained a number of other changes and other modifications required to make the remaining terms of the DIP credit facility consistent with the amendments set forth above.

Euronotes Refinancing

On July 26, 2006, our indirect 100% owned subsidiary SSI, a subsidiary of SESA, entered into a Facility Agreement guaranteed by SESA and CPFilms Vertriebs GmbH, a subsidiary of SESA.  Closing of the Facility Agreement occurred on August 1, 2006.  SESA used the proceeds of the Facility Agreement to refinance all of the Euronotes on August 1, 2006, at a prepayment premium of 3 percent, as required pursuant to the Euronotes, for a total redemption amount of approximately €215 million, including accrued interest.  The Euronotes were refinanced to reduce the interest rate, extend the term of the indebtedness and facilitate certain dispositions by us, including the sale of our pharmaceutical services business described below.

The Facility Agreement has a five-year term, with a termination date of July 31, 2011 and an adjustable rate structure of EURIBOR plus 275 basis points.  The margin is subject to adjustment upon the occurrence of certain events specified in the Facility Agreement or upon SESA and its subsidiaries attaining certain financial benchmarks.  The Facility Agreement consists of a €160 million term loan and a €40 million term loan.  The €40 million term loan was repaid from the proceeds of the sale of our pharmaceutical services business during the third quarter 2006 (as further described in Note 4 to the accompanying consolidated financial statements).  The Facility Agreement is secured by substantially all of the assets of SESA and its subsidiaries.  The Facility Agreement also contains other customary terms and conditions, including certain financial covenants relating to the performance of SESA and its subsidiaries.

Corporate Headquarters Lease Settlement

In August 2007, we resolved a disputed claim regarding our synthetic lease agreement associated with our corporate headquarters with certain creditors by agreeing to an allowed secured claim of $20 million, representative of their collateral value, and an allowed general unsecured claim of $27 million.  The $20 million secured claim has been settled by the issuance of promissory notes to the creditors.

PENNDOT Letter of Credit

As a result of the favorable ruling in the PENNDOT litigation matter in August 2006, Monsanto released the $20 million letter of credit that we posted to secure a portion of Pharmacia's obligations with respect to an appeal bond issued in relation to this case.

Off-Balance Sheet Arrangements

See Note 22 to the accompanying consolidated financial statements for a summary of off-balance sheet arrangements.

Contingencies

See Note 22 to the accompanying consolidated financial statements for a summary of our contingencies as of December 31, 2007.

Commitments

We have entered into agreements with certain customers to supply a guaranteed quantity of certain products annually at prices specified in the agreements.  In return, the customers have advanced funds to us to cover the costs of expanding capacity to provide the guaranteed supply.  We have recorded the advances as deferred credits and amortize the amounts to income as the customers purchase the associated products.  The unamortized deferred credits were $61 million at December 31, 2007 and $91 million at December 31, 2006.

Our obligations and those of Solutia Business Enterprises, Inc., as borrowers under Solutia’s DIP credit facility, are guaranteed by our other domestic subsidiaries which own substantially all of our domestic assets.  These subsidiaries are Axio Research Corporation, Beamer Road Management Company, CPFilms Inc., Monchem, Inc., Monchem International, Inc., Solutia Greater China, Inc., Solutia Inter-America, Inc., Solutia International Holding, LLC, Solutia Investments, LLC, Solutia Management Company, Inc., Solutia Overseas, Inc., Solutia Systems, Inc. and Solutia Taiwan, Inc.  The obligations also must be guaranteed by each of our subsequently acquired or organized domestic subsidiaries, subject to certain exceptions.  In addition, Solutia and Solutia Business Enterprises, Inc. are jointly and severally liable with respect to their obligations under the final DIP credit facility, thus in effect each guaranteeing the other’s debt.

The following table summarizes our contractual obligations and commercial commitments that are not subject to compromise as of December 31, 2007.  Payments associated with liabilities subject to compromise have been excluded from the table below, as we cannot accurately forecast our future level and timing of spending given the inherent uncertainties associated with the ongoing Chapter 11 bankruptcy process.  See Note 3 to the accompanying consolidated financial statements for further disclosure concerning liabilities subject to compromise.

	Obligations Due by Period (Dollars in Millions)
Contractual Obligations	Total	2008	2009	2010	2011-2012	2013 and thereafter
DIP credit facility	$951	$951	$--	$--	$--	$--
Interest Payments Related to DIP credit facility (a)	19	19	--	--	--	--
Other Short-Term Debt	15	15	--	--	--	--
Long-Term Debt, including current portion	375	16	16	16	311	16
Interest Payments Related to Long-Term Debt	88	23	22	21	16	6
Operating Leases	18	7	5	3	3	--
Unconditional Purchase Obligations	248	114	48	41	43	2
Standby Letters of Credit (b)	76	75	--	--	1	--
Postretirement Obligations(c)	53	5	6	6	11	25
Environmental Remediation	78	14	17	13	12	22
Other Commercial Commitments(d)	61	6	4	4	8	39
Uncertain Tax Positions(e)	1	1	--	--	--	--
Total Contractual Obligations	$1,979	$1,246	$118	$104	$405	$106

(a)	The $19 million of interest payments related to the DIP credit facility assumes the maturity of the current DIP credit facility on March 31, 2008.
(b)	Standby letters of credit contractually expiring in 2008 are generally anticipated to be renewed or extended by extensions with existing standby letters of credit providers.
(c)
Represents estimated future minimum funding requirements for funded pension plans classified as not subject to compromise and estimated future benefit payments for unfunded pension and other postretirement plans classified as not subject to compromise.

(d)	Other commercial commitments represent agreements with our customers to supply a guaranteed quantity of certain products annually at prices specified in the underlying agreements.
(e)
In addition to the $1 million reported in the 2008 column and classified as a current liability, we have $49 million recorded in Other Liabilities on the Consolidated Statement of Financial Position for which it is not reasonably possible to predict when it may be paid.

Recently Issued Accounting Standards

See Note 2 to the accompanying consolidated financial statements for a summary of recently issued accounting standards.